Exhibit 99.2

Annual Meeting of Shareholders, May 3, 2005

[Slide 1 on screen] SHENTEL LOGO

President’s Report (CHRISTOPHER E. FRENCH) –

For our operation reports today, we’re going to divide things up a little bit differently. I’ll start by giving a high level overview of how we’re doing and then talk briefly about some of the major issues we have facing us. Earle will then follow with a report on our financial and operating results, and then we will conclude our reports with a presentation by Jeff Pompeo, our Vice President of Converged Services, who will discuss our acquisition of NTC Communications and what opportunities that creates for us.

         As I mentioned earlier during the introductions, Mr. Morrison and Mr. Neff were involved with the Board decisions for some of our early diversification efforts, which took their first big step with the launch of our cable TV business back at the beginning of the 1980’s. The concern back then, which has continued to the present, was that the traditional telephone industry would increasingly be under attack due to regulatory, technological and competitive changes. The result would be the historic growth in revenues and profits starting to slow; therefore, new sources of revenues and profits had to be found.

         If you look back over the last 20 years, we have been very successful in diversifying away from the traditional telephone business. That’s not to say that we have abandoned that business; if anything, it continues to be the solid foundation for our entire organization.

         Let’s look at a couple of slides to get a good picture of how well our diversification efforts have succeeded.

[Slide 2]

This first slide shows our core telephone business’ growth in revenues over the past twenty years. You see fairly stable and steady growth, and although the past few years have seen slower growth, revenues from the beginning to end of this period increased about six percent a year on a compound basis, reaching a total of $23.7 million last year.

[Slide 3]

This next slide is a little busier, with the addition of most of our other subsidiaries and showing a diverse mix of revenues. The first three major areas of diversification were with CATV (shown here in yellow), Shentel Service Company (shown in black), and our Mobile Company (shown in purple) which was driven by our Cellular operations. Now keep in mind that the scale has changed from that on the previous slide. Total revenues from this subset of businesses reached just over $40 million last year, which was $17.1 million more than that produced by the telephone subsidiary.

[Slide 4]

         While those are some impressive numbers, we more recently have under gone even more significant change, as can be seen by this slide. Our biggest diversification effort has come from our PCS venture, which now contributes about 2/3’s of our total revenue.

         We started our diversification efforts because of the changes that were going to have a negative impact on our telephone operation. Our strategy was somewhat defensive, but it was primarily offensive in nature and allowed us to expand well beyond the boundaries of Shenandoah County. Our diversification efforts allowed us to participate in new business opportunities and offered a way to continue providing growth in revenues and profits to our shareholders.

         Although the mix of revenue is certainly more diverse now than it was 20 years ago it’s our earnings that will drive our stock price and shareholder value over the long-term.

[Slide 5]

         This slide shows the mix of earnings over these years. Total earnings last year were $10.2 million, a compound growth of 7.75% from 1984’s number. Unlike the year-after-year profitability of the mature telephone business, you can see our newer ventures produce losses in their early years, most visible here with the big loss from PCS in 1999, and just last year with the losses from our newest ventures, including Converged Services which has our NTC Communications business.

         One of the more significant accomplishments in 2004 was the net income generated by our PCS subsidiary, which was $2.9 million, slightly less than a third of total net income for the year, but a significant turnaround from its 2002 loss of $5.4 million. We’re obviously pleased with the improvement in this operation. While some part of the improvement is due to better economic terms from Sprint, we have also reached a point where the minutes of use and our customer base are generating enough revenues to cover the large fixed costs of operating this business.

[Slide 6]

         This slide shows two positive trends, one the ongoing increase in our retail customer base, shown in blue; and two, the more recent addition of wholesale customers, indicated by the red. Wholesale customers generate revenues for every minute they use our network, but we don’t incur any other costs such as customer acquisition, customer care or billing. On a combined basis, total customers approached 140,000 at the end of first quarter 2005. Through our PCS effort, we’ve been fortunate to participate in the rapidly growing wireless segment of the telecomm industry. Although it is now the largest single source of our revenues, we believe there is a large upside potential for additional revenue growth and also growth in earnings. While we’re pleased with PCS’ financial turn around, we realize we still have a long way to go before we’re earning a good return on the big investment we’ve made in this business.

         While we continue striving to improve the PCS operation, we must also identify and pursue other business and growth opportunities. In order to be able to do this, while still maintaining our dedication to service, it has been necessary to continue to grow and expand our management team and further develop and motivate our entire employee base.

[Slide 7]

         In my opinion, we now have in place a solid team of senior leaders of our organization. This team has the knowledge and experience we need to deal with the challenges we face today. In addition to the management team, we are also blessed with a great group of employees, including the 50 former NTC employees that joined us in December.

[Slide 8]

         We recently recognized the winners of our first annual Circle of Excellence contest, where those employees who made a positive difference to the company were recognized for their contributions. The objective of this program was to help further motivate, recognize and inspire our employees to go above and beyond, and it was a great success. My thanks and congratulations go out to all the winners, and to all our employees for their support of our efforts. We would not be able to succeed without the support of our employees and the leadership of our management team. In my opinion, we have the right people in place, and we’re well positioned to take advantage of our growth opportunities, as well as continue to improve on our ever growing, and increasingly complex, businesses.

         Although we are pleased with the progress we have made, we know that we can’t rest on our laurels and we have much to do to secure a successful future. In my mind, we have two significant issues which we must deal with in 2005.

[Slide 9]

First is the successful integration of our NTC acquisition and ensuring that we are offering a service compatible with Shentel’s traditional dedication to quality. We are determined to deliver the value our customers demand, and to make NTC a long-term contributor to our profitable growth. In a few minutes, Jeff will give an overview of this acquisition and its future potential.

         The second big issue, but perhaps the most significant issue we’ll face in many years, is figuring out what our future role will be in the wireless arena, particularly with our Sprint PCS business. There has been a lot of consolidation taking place in the telecommunications industry, and particularly in the wireless segment.

[Slide 10]

The announced merger between Sprint and Nextel will produce the third largest wireless provider in the country. Sprint and Nextel targeted different customer demographics, with Sprint focusing on white collar workers and suburban youth, while Nextel’s focus was more blue collar and urban. Nextel also has an affiliate, called Nextel Partners, and based on their contract terms industry analysts believe it is highly probable that they will be acquired by the combined Sprint/Nextel entity. Sprint has publicly stated they want to continue their affiliate program, which Shentel is a part of. We’ve informed Sprint that our objective is to continue a long-term, profitable, relationship with them. We read in the press, however, that some other affiliates may use the merger as an opportunity to exit the business. This will all be a complicated matter to work through, and while we can’t predict how it will all work out, we trust that Sprint will recognize the importance of our relationship, and give us the opportunity to continue a profitable role in the wireless arena.

         While we deal with these two big issues, we will still have many more tasks to accomplish. As mentioned in the Annual Report, by the end of this year we should have our broadband DSL service available to 100% of our telephone company customers. We next need to find a viable way to offer broadband service outside our telephone area, and we’re aggressively exploring use of wireless technologies to do so. And as broadband services become more widely available, we know they will increasingly be used to replace traditional telephone services, including our own. All this just makes our diversification efforts that much more important to our future success.

[Slide 11]

         Before I turn the podium over to Earle for the financial review, I’d like to touch on one final topic: shareholder value. When I started this presentation this morning, I focused on the top line of our business: on the revenues we generated and the mix of those revenues. But that’s only a starting point. As a shareholder, it’s the earnings we generate, and your share of those earnings, that will ultimately drive the market price of your stock. Every year in the annual Letter to Shareholders, I state that our goal is to profitably grow the company over the long term, and that we believe achieving this goal will ultimately provide the best return for our shareholders. The past five years have not been kind to the telecommunications industry; but fortunately they have been very good for Shentel, and for your investment. This chart, which was in your proxy statement, gives a good picture of the last five years for your company, our industry, and the general stock market. The chart shows the cumulative return that would have been realized if you had invested $100 in either Shentel stock or the other indexes shown. Dividends are assumed reinvested, so the result is the total return produced on your investment. Just looking at Shentel’s performance on a stand alone basis shows great results, with a 13.9 percent compound annual rate of return. In other words, if you had invested $100 in Shentel stock at the beginning of 1999, it would have been worth $192 at the end of 2004. Comparing that return to the decline in value of the other benchmarks makes the result even more impressive.

         While we can’t promise to always have this good of a run, we will promise to keep working to furnish good service to our customers and deliver good earnings for all our shareholders.

[Slide 12]

SHENTEL LOGO

Financial Presentation By Earle Mackenzie, Executive Vice President

Thanks Chris. Good Morning

Today, I am going to wear both of my chief financial officer and chief operating officer hats. I will take a few minutes to touch on some of the highlights of the 2004 financials and share with you the findings of a recent customer satisfaction survey

2004 was a solid year with good growth in customers and revenues. We also continued to add infrastructure to support our growth.

Slide 13

Net income for 2004 was $10.2 m compared to $32.1m in 2003.

Slide 14

As you recall, $22.4 m of net income in 2003 related to the sale of our cellular property.

So, the net income from continuing operations grew over 5% from $9.7 to 10.2m.

Slide 15

For 2004, revenue grew by $15.4 m and operating income (income before interest and taxes) grew $1.0m.

I want to take a few minutes to provide some details

Slide 16

The primary growth in revenue was from our PCS operations. The increase was $13.6m or about 20%. We continue to see limited growth in our wireline operations.

Telephone service revenue we collect from our local telephone customers decreased in 2004, but we saw continued growth of inbound long distance minutes, which resulted in an increase in telephone revenue from the long distance carriers. The primary reason for the growth was the increase in long distance minutes that the phone company switched for PCS.

Slide 17

This chart shows that again this year we had a decrease in local telephone access lines.

The use of wireless phones and the elimination of second lines from dial up Internet customers as they move to dsl, are the primary reasons for the loss.

We did see a net gain of over 100 telephone lines in the 1st quarter of 2005, primarily as a result of the construction boom in the northern part of the county.

Our cable company continues to have pressure from the satellite providers.

With the introduction of some lower priced rate plans, we have increased our long distance customers.

The real growth is in PCS. We added 17,500 net new retail PCS subscriber in 2004.

We have been very pleased in the growth of our wholesale business to over 27k customers. Wholesale subscribers are primarily put on our network by Virgin Mobile. Virgin Mobile sells a prepaid phone targeted at teens and young adults. Wholesale is a good margin business and we expect continued growth in this segment.

We have great news and not so good news related to our Internet business. We have doubled our dsl customers and will reach our goal of being able to provide high speed Internet service using dsl technology to 100% of our telephone customers by year end 2005.

As customers demand high speed Internet, we continue to lose dial-up customers. Over half of our dial-up losses have switched to our dsl service. The other dial-up losses are primarily outside of Shenandoah County where we currently do not offer a high speed alternative.

Slide 18

Operating expenses increased $14.4 million.

Most of the increase is a result of the double digit growth of our PCS business.

Additionally, we incurred significant costs to implement the requirements of the Sarbanes/Oxley Act that Larry Paxton discussed at last year’s meeting. There are many sections to the law, but the one that has grabbed the headlines is Section 404.

Nasdaq has estimated that over $3.5 billion, that is billion with a b, was spent in 2004 related to 404, just by the companies listed on the Nasdaq. That number has got to be much larger for the companies on the New York Stock Exchange.

404 compliance was a significant number for Shentel. We spent over $1m to get ready and to comply with the law. That does not include thousands of man-hours that were spent by Shentel employees.

We don’t expect the costs to be as large for 2005, but the number will still be significant.

Slide 19

This slide shows the net income by business line. You see healthy growth in wireless, which includes our PCS and tower businesses.

On the other hand, our wireline business decreased $600k. This group includes our telephone, cable, long distance and network companies. Rising costs and the lack of customer growth will continue to put pressure on this segment.

As many of you know, we increased our cable rates in January. This increase barely covered the increase in our cost of programming since our last increase.

Additionally we expect that there could be major changes in the method the long distance carriers compensate Shentel and other local telephone companies for use of our network. The changes would ultimately decrease access revenue. The result of this change will likely require an increase in the local telephone rates in the future.

On the positive side, we have signed a large long term contract with Echostar for fiber optic facilities to their new satellite earth station in Mt Jackson. The high quality sophisticated network that Shentel has built over the years was a major factor in being able to attract this new high tech industry to the area.

A primary driver in the decrease in the “other” category is the impact of the Sarbanes/Oxley compliance discussed earlier.

Slide 20

I would like to provide a little historical prospective on our net income growth. In each of the last 5 years we had at least one major non recurring item that had a significant impact on net income

This slide and the next two will attempt to show you the impact.

The bars show net income for each of the last 5 years. The top of the bar shows the net income from the cellular operations from 2000 up to when we sold it in February 2003. The blue portion represents the net income from our continuing operations of telephone, PCS, cable and etc.

The 2003 year omits the $21.5m of net income from the gain on the sale of the VA-10 cellular property. Included in the blue continuing operations portion are the major non recurring items.

Slide 21

In 2000, $4.3 m of the $5.1m was the gain from the sale of our minority interest in the VA-6 cellular market.

In 2001, $7.9 m of the $9.7m was from a gain recorded from the increase in value on the Verisign stock held by Shentel.

In 2002, we sold the Verisign stock for less than it was worth earlier and had to recorded a $6.5 m loss. This resulted in continuing operations going from a gain of $3.5 m to recording a $3m loss.

In 2003, approximately $1m of the $9.8 m of net income from continuing operations was a result of a settlement with Sprint on a number of disputed items and the recording of several significant changes in estimates.

Finally, in 2004, the $10.2m was reduced by approximately $700k due to the impact of the Sarbanes/Oxley compliance.

As you can see, a handful of items have had a major impact on the bottom line of your company.

Slide 22

Although not generally accepted accounting, this slide shows the growth curve of net income if these items are omitted. Focus on the bottom part of the bars. This represents the ongoing net income from the current businesses excluding the major non-recurring issues and you see that it has grown from $800k in 2000 to approximately $11m in 2004.

A pattern of good solid growth

Slide 23

Now let’s take a quick look at 1st quarter 2005. Continued good news. Strong growth in wireless revenue of $3.7m.

Our new NTC subsidiary contributed $2.2 m of the remaining $3m of revenue growth.

Expenses grew by $6m with NTC accounting for about half of the increase.

Operating income grew $300k, which is net of a $700k operating loss for NTC. Therefore excluding NTC to compare apples to apples between 2004 and 2005, operating income grew $1.0m or over 20%.

We are very bullish on NTC. Although it lost money this quarter, we see a similar pattern as PCS. Losses in the early stages and potential for a strong contribution in the future.

Slide 24

Net income grew $100k, including a $600k net loss from NTC. Once again if we exclude NTC to get apples to apples comparison between 2004 and 2005, net income without NTC grew $700k.

That is an increase of over 30%.

A good start for 2005.

Slide 25

I would like to share a small sample of the results from a recent research project conducted by our marketing department with an outside research firm. We surveyed several different groups:

1)	customers inside of Shenandoah county

2)	Internet customers outside of the county

3)	college student customers of NTC at Virginia Tech and James Madison

We mailed 6500 six page surveys in Shenandoah County and had 1418 returned to give us a 97.5% confidence level. That is more respondents than they use to predict presidential elections. We mailed out 4000 six page surveys to NTC customers and had 461 returned for a 96.5% confidence level.

The presentation from the research firm took several hours, but I am only going to share a few slides

Slide 26

First is the evaluation of our telephone service

We asked customers to rate us 1 to 5 on each category, with 5 being excellent and 1 being poor. In this category, you see we got a high of 4.6 on the professionalism of the installer repairmen to a 3.3 on the reasonableness of our long distance rates.

I direct you to the yellow bar at the bottom of this chart and the following ones.

Overall we got a 4.3 with 85% saying our phone service is excellent or very good, 12.5% saying average and only 2% saying we need improvement or are poor.

Slide 27

For cable we got a high of 4.09 for quality of the picture to a low of 3.3 on reasonableness of price. Our timing was not very good. We sent this out right after increasing our cable rates.

Overall we got a 3.77 with 62.2% giving us excellent or very good and 9.7% saying ‘our cable service needs improvement or is poor.

Slide 28

This graph is rating our Internet service inside the county. We received a high of 4.06 for access to support service to a low of 3.45 for virus notification.

Overall we were rated a 3.83 with 67% giving us an excellent or very good score and 7.5% saying our service is poor or needs improvement.

Slide 29

Next we focused on our installation services. We once again we got very high marks on the courtesy of our technicians at 4.64 to a low, but very good score of 4.44 for ease of arranging service.

The overall score was 4.52 with almost 92% giving us an excellent or very good rating.

Slide 30

Here we shift to customer service. Once again our best score was for courtesy at 4.55. With the lowest score at 4.33 for ability to correct problems.

The overall rating is 4.5 with 90% grading excellent or very good and only 2.3% at needs improvement or poor.

These questions were designed to see if we were accomplishing our goal of providing great service. It appears that we are doing very well. These last two slides speak to the outstanding job being done by our employees.

Slide 31

This chart measures our customer’s overall rating of Shentel. We received an overall score of 4.33 with over 86% giving us a rating of excellent or very good and 2% rating poor or needs improvement.

Slide 32

This chart shows that the overwhelming majority of our customers would recommend Shentel.

We were told by the research firm that in their 25 plus years of doing these types of surveys, that these scores rank among the best that they have observed.

Slide 33

Although we have only owned NTC for a few months, we did a survey of NTC customers to learn what they think of their service and to provide us some guidance on where we need to focus our efforts. You will see that the scores are not bad, but there is room for improvement to bring the scores in line with our traditional business.

For service and installation, the scores ranged from a 4.15 for courtesy to a 4.02 for following directions.

73% rated NTC excellent or very good compared to 92% from our Shenandoah County customers.

Slide 34

NTC customer service got rating of 3.77 for courtesy to 3.23 for returning calls promptly, with an overall rating of 3.54.

57% said the service was excellent or very good compared to the 90% we received from our Shenandoah county customers.

Slide 35

The overall rating of NTC was 3.6, with the students at James Madison giving a 3.8 and at Virginia Tech 3.45.

56% of the customers rated us excellent or very good and 13% said NTC needs improvement or is poor.

This compares to the 86% above average rating we received from Shenandoah County customers.

The NTC survey shows that we have room for improvement. Improving the level of service is one of many areas where we plan to create value by bringing Shentel’s focus to NTC.

Slide 36 [STATEMENT REGARDING FORWARD LOOKING INFORMATION]

Now for the regulatory slides. SEC rules require the next two slides in a presentation to investors.

This slide basically tells you that we do not guarantee any forward looking information that we have shared.

Slide 37 [REGULATION G NOTICE]

This slide informs you that some of the financial information was not formatted in accordance with GAAP or Generally Accepted Accounting Principles.

Slide 38 [SHENTEL LOGO]

I will now turn the podium over to Jeff Pompeo, our vice president of converged services to share with you the NTC story.

Thank you

Presentation By Vice President – Converged Services, Jeff Pompeo

Thank you Earle, & Thank you all for coming to hear about the exciting things happening inside Shentel.

I’d like to take few minutes to tell you about our recent acquisition of NTC Communications LLC

Slide 39

NTC is a 7 year old company Headquartered in Harrisonburg, that Delivers a “Bundle” of Cable Television, Internet and Phone services, primarily to Off-Campus Student Housing in College towns like Blacksburg, Charlotesville, Gainesville, & Chapel Hill.

We’re currently Serving customers in Virginia, Maryland, North Carolina, South Carolina, Georgia, Florida and Mississippi

Shentel initially made a minority investment in NTC back in 2001.

In December of last year, we acquired the 84% we didn’t already own and assumed operating control.

Slide 40

We’re Currently Serving students at 112 Properties near 13 Universities.

NTC’s first 5 Years of business were focused in Harrisonburg (JMU) and Blackburg (Va Tech). We enjoy strong penetration in these 2 markets which provide about 68% of our revenues. Over the past 2 years NTC has expanded into new markets on the map you just saw, primarily via a series of small acquisitions.

Revenues for 1st Quarter of this year were $2.3 Million

Customer Mix comprised of “Bulk” and “Retail” Properties. For Bulk properties we bill the property owner a fixed rate for services to the whole complex, and he in turn provides the services to his tenants as an amenity. For Retail Properties we have the exclusive rights to sell our services directly to each resident.

Slide 41

NTC’s Approach to Business is to:

•	Sign Long-Term Contracts for Exclusive rights to deliver services. Depending on Property Owner need, may sell Bulk, Retail, or Mixed.

•	In exchange, NTC will make a significant investment in necessary Equipment & Wiring to deliver services to the property

•	The selling strategy is to market a “Bundle of Services” to the entire Apartment Unit at a single price. Student roommates then “Split” Bill.

•	We try to make the services Easy to buy - “Plug In and Go!”, Simple Billing Options and automated activation of Internet Access.

•	We assign Local Field Technicians to Each Market. Often they’re on a First Name basis with Property Managers & Residents, which creates a fantastic relationship.

•	NTC Account Managers also establish close working relationships with Property Managers and the Property Owner. This is a key differentiator from our competitors and allows us to target-market specific properties to maximize revenue

•	We have deployed Advanced Technologies & Tools to manage heavy bandwidth demands & automate Internet service Activation

Slide 42

NTC is a strong Strategic Fit for Shentel:

•	First, this acquisition is consistent with Shentel’s strategy of ongoing diversification

•	It also leverages Shentel’s strength & core competency in constructing & operating Internet, TV, & Phone Services

•	NTC enables a natural geographic expansion of Shentel’s serving area into the Southeastern US

•	NTC brings with it a new, “High-Tech” customer base & new revenue Stream from youthful “Early Adopter” technology consumers.

•	We have an opportunity to reduce costs by centralizing NTC operating functions into existing Shentel departments & processes. We’ve already made significant progress in this area.

•	NTC gives us instant credibility in the fast-growing multi-tenant housing industry, and will springboard us into new opportunities in non-student multi-tenant housing complexes.

Slide 43

We have an exciting future ahead, but we’ve also got a lot of work to do...

•	For example, we’re learning to manage decentralized employees & remote locations, similar to the remote resources in our PCS business

•	College student’s have unique demands that cause us to think differently. They’re very heavy bandwidth consumers, aggressively sharing files, instant messages & (often) viruses. They expect service & responsiveness late into the evening hours when they’re “online”.

•	The school year is “seasonal”. Few summer customers, but the Fall “back to school” rush is huge. In fact, we’re starting now to prepare for the Fall back to school rush..

•	We’re transitioning NTC’s “startup mentality” into Shentel’s process driven culture

•	You saw from the Customer Satisfaction Survey results that Earle presented that we need to improve quality of service, and we’ll be focused on significant infrastructure upgrades this summer.

•	Student Cell phone pervasiveness is slowing the demand for land-lines more dramatically than in our traditional residential business. We’re working on alternatives to offer the students.

•	Finally, Managing long sales cycles, construction schedules and existing contract expiration windows requires patience and a long term outlook, which Shentel is famous for.

Slide 44

In Summary, We’re Excited about the Opportunity for Growth

We’re focusing on winning more properties in existing markets, including non-student apartment complexes, retirement communities, and high-density housing along Shentel’s fiber backbone…. particularly in the fast growing North end of the county as well as Warren & Frederick Counties.

We’re being “Purposeful” in our selection of target properties to insure they meet a specific profile. Not all properties are the right fit for us. Size, occupancy rates, location, and contract terms are key elements of a “profitable” property.

We hope to leverage our specific “early adopter” Customer base to trial new technologies & services, then potentially scale them to our broader Shentel Serving Area.

And finally, we have instituted local account managers with revenue growth responsibilities & measurable achievements, a missing ingredient from NTC in the past.

Slide 45

[SHENTEL LOGO]